UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report

July 22, 2005

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, in 1999, prior to its “going public merger” with b2bstores.com Inc., IVAX Diagnostics, Inc. (“IVD”) granted non-qualified stock options under its 1999 Stock Option Plan to certain employees and consultants of IVD and its subsidiaries, including, without limitation, three executive officers of IVD – Giorgio D’Urso, Chief Executive Officer and President; Duane Steele, Vice President – Business Development; and Mark Deutsch, Chief Financial Officer and Vice President – Finance. As of July 22, 2005, a total of 1,016,795 options, all of which were fully vested, remained outstanding under that plan (the “Options”), including, without limitation, 600,000 Options owned by Mr. D’Urso, 120,000 Options owned by Mr. Steele, and 36,000 Options owned by Mr. Deutsch. All of the Options had an exercise price of $0.73 per share and expiration dates in the second (and, in one case, third) quarter of 2006.

Acknowledging that, among other things, the expiration dates of the Options were quickly approaching, the insiders are subject to various restrictions from time to time on the sale of the underlying shares of IVD common stock and the average daily trading volume of the IVD common stock has historically been relatively small, the Board of Directors of IVD (the “Board of Directors”) and the Compensation Committee of the Board of Directors determined that it was in the best interest of IVD and its stockholders and would serve to further the stated purpose of the 1999 Stock Option Plan that IVD offer each Option holder the opportunity to participate in a program whereby:

•	IVD would cancel 50% of such Option holder’s Options in exchange for a cash payment to such Option holder of $3.52 (or $4.25 per Option less the exercise price of $0.73 per share), except for Mr. D’Urso’s Options for which he would receive a cash payment of $3.02 (or $3.75 per Option less the exercise price of $0.73 per share), subject to applicable tax withholdings;

•	such Option holder would thereupon exercise all of his or her remaining Options by paying to IVD the exercise price, plus the applicable tax withholdings; and

•	such Option holder would agree to hold all of the shares of IVD common stock received upon exercise for a period of at least one year.

On July 22, 2005, all but one of the Option holders, including, without limitation, Messrs. D’Urso, Steele and Deutsch, accepted IVD’s offer and, as a result, IVD cancelled 499,398 Options in exchange for an aggregate payment to the participating Option holders of approximately $1,608,000, and the participating Option holders exercised the remaining 499,397 Options by paying to IVD the aggregate exercise price of approximately $365,000.

As a result of the participation of all but one of the Option holders in this program, 18,000 stock options remain outstanding under the 1999 Stock Option Plan. IVD does not have any current intention of issuing any additional stock options under the 1999 Stock Option Plan. As a result of the cancellation of the 499,398 Options, IVD expects to recognize an aggregate employment compensation expense of approximately $550,000 during the third quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark Deutsch
Mark Deutsch,
Vice President - Finance and
Chief Financial Officer

Dated: July 22, 2005